CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated October 22, 2009 on the financial statements of AlphaMark Investment Trust, comprising AlphaMark Large Cap Growth Fund and AlphaMark Small Cap Growth Fund as of August 31, 2009 and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to AlphaMark Investment Trust’s Registration Statement on Form N-1A.

Cohen Fund Audit Services, Ltd.
Westlake, Ohio
December 28, 2009